Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased to $1.6 million, or by 55.2%, for the three-month period ended June 30, 2020 compared with the same period last year
●	Total loans increased by $173.7 million, or 47.0%, for the twelve-month period ended June 30, 2020 compared to June 30, 2019
●	Total deposits increased by $161.2 million, or 34.1%, for the twelve-month period ended June 30, 2020 compared to June 30, 2019
●	Allowance for loan and lease losses (ALLL) increased to $5.7 million, or 1.05% of total loans at June 30, 2020, from $4.5 million, or 0.96% of total loans as of March 31, 2020
●	Non-performing loans to total loans of 0.23% at June 30, 2020

Minerva, Ohio— August 6, 2020 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $1.6 million for the fourth quarter of fiscal year 2020, an increase of $557 thousand, or 55.2%, from the same period last year. Earnings per share for the fourth quarter of fiscal year 2020 were $0.52 compared to $0.37 for the same period last year. Net income for the three months ended June 30, 2020 was positively impacted by a $1.9 million, or 43.3%, increase in net interest income, which was primarily the result of a $176.8 million increase in average interest-earning assets from the same prior year period. The increase in average interest-earning assets was primarily a result of the merger with Peoples National Bank of Mount Pleasant and from the addition of Small Business Administration’s Paycheck Protection Program (PPP) loans. This was partially offset by loan loss provision expense of $1.2 million recorded in the fourth quarter of fiscal year 2020 primarily as a result of the decline in economic conditions triggered by the COVID-19 pandemic.

On January 1, 2020, Consumers closed the acquisition of Peoples Bancorp of Mt. Pleasant, Inc. (Peoples). The financial position and results of operations of Peoples prior to its acquisition date are not included in Consumers’ financial results for periods prior to the acquisition date.

Net income was $5.5 million for the twelve months ended June 30, 2020 compared with $5.6 million for the twelve months ended June 30, 2019. Net income for the twelve months ended June 30, 2020 was positively impacted by a $4.1 million, or 23.5%, increase in net interest income, which was primarily the result of a $101.2 million increase in average interest-earning assets from the prior year period. The provision for loan loss expense for the 2020 fiscal year was $2.0 million compared to a negative provision for loan loss expense of $440 thousand for the 2019 fiscal year. In addition, other expenses for the 2020 fiscal year include $827 thousand of merger related expenses.

“In fiscal year 2020 Consumers completed its merger with the Peoples National Bank of Mount Pleasant, realized record asset and loan growth, posted near record earnings, and continued to serve customers throughout the most challenging business environment in 90 years. The Peoples National Bank merger closed on January 1, 2020 and has been fully integrated into the Consumers organization. We believe the merger has positively contributed to increased market awareness of the bank in Jefferson and surrounding counties, a more balanced loan portfolio, and improved efficiency, said Ralph J. Lober II, President and Chief Executive Officer.”

Balance Sheet and Asset Quality Overview

Assets as of June 30, 2020 totaled $740.8 million, an increase of $186.9 million, or 33.7%, from June 30, 2019. From June 30, 2019, total assets increased by $74.3 million due to the acquisition of Peoples and $112.6 million due to organic growth. For the year ended June 30, 2020, total loans increased by $173.7 million, of which $118.4 million, or 32.1%, was related to organic loan growth. Included in the organic loan growth is $66.6 million of PPP loans that were funded during the fourth quarter of fiscal year 2020.

Total deposits increased by $161.2 million for the fiscal year ended June 30, 2020, of which $100.3 million, or 21.2%, was related to organic deposit growth. The organic deposit growth was primarily associated with the retention of PPP loan proceeds, consumer economic stimulus payments and a decline in overall consumer spending resulting from the COVID-19 pandemic.

Lober continued with, “We are proud that our team helped close to 600 local businesses, farmers, and organizations gain access to $66.6 million in vital funding through the PPP loans. It is estimated that these loans supported 9,166 jobs and over $324 million in annual employment expenses. Thirty-five percent of these loans were to customers who did not previously have commercial loan relationships with Consumers and twenty percent were to new customers of the bank. We believe we will develop deeper commercial relationships with many of these new loan clients.”

Non-performing loans were $1.2 million for June 30, 2020 and $786 thousand for June 30, 2019. The ALLL as a percent of total loans at June 30, 2020 was 1.05% and net charge-offs of $91 thousand were recorded for the twelve-month period ended June 30, 2020 compared with an ALLL to loans ratio of 1.03% at June 30, 2019 and net recoveries of $807 thousand for the same period last year. The ALLL as a percent of total loans on June 30, 2020 is not comparable to June 30, 2019 since the loans acquired from Peoples were recorded at fair value without a related allowance for loan losses. As of June 30, 2020, the ALLL as a percentage of total loans, excluding the loans acquired in the Peoples acquisition, was 1.15%. Pandemic related payment deferrals on 419 loans with an outstanding balance of $78.9 million, or 14.5% of total loans, were granted as of June 30, 2020.

Lober also said, “While COVID-19 itself has dramatically impacted bank operations, changed how we interact with our customers, and emphasized our electronic delivery channels, the uncertain economic environment caused by the on-going response has put stress on borrowers across all loan portfolios. Government stimulus and emergency loan programs have provided some economic relief and we have responded with short-term payment deferrals for commercial and consumer customers. While these responses are partially reflected in strong asset quality metrics, we have reacted to uncertainty about the severity and length of the health and economic crisis by increasing the allowance for loan loss by 40% since December 31, 2019. The bank’s $2.0 million provision for loan losses in the 2020 fiscal year is a $2.4 million increase over the negative provision in the 2019 fiscal year. We continue to stay in close contact with our borrowers and encourage open communication between our customers and lenders.”

Quarterly Operating Results Overview

Net interest income increased by $1.9 million, or 43.3%, for the three months ended June 30, 2020 compared to the same period last year, with interest income increasing by $1.7 million and interest expense decreasing by $0.2 million. The increase in interest income was primarily the result of a $176.8 million increase in average interest-earning assets from the 2019 fiscal year as a result of the merger with Peoples and from the addition of PPP loans with an average balance of $50.0 million. The PPP loans resulted in $2.4 million of SBA origination fees that are being accreted into interest income over the life of the loans. During the quarter ended June 30, 2020, $644 thousand of interest and fee income was recognized related to the PPP loans. The net interest margin was 3.83% for the quarter ended June 30, 2020, 3.76% for the quarter ended March 31, 2020, and 3.58% for the quarter ended June 30, 2019. The yield on average interest-earning assets was 4.30% for the quarter ended June 30, 2020 compared with 4.36% for the same prior year period. The cost of funds decreased to 0.68% for the quarter ended June 30, 2020 from 1.07% for the same prior year period.

The provision for loan losses increased by $1.1 million to $1.2 million for the three months ended June 30, 2020. The provision for loan loss expense increased in the fourth quarter of fiscal year 2020 primarily due to the deterioration in the economic environment as a result of the impact of COVID-19 and higher loan balances from organic loan growth.

Other income increased by $133 thousand, or 13.7%, for the three-month period ended June 30, 2020 compared to the same prior year period. Other income in the 2020 fiscal year included a $124 thousand gain on sale of securities, as well as a $44 thousand, or 11.3%, increase in debit card interchange income and a $26 thousand, or 21.8%, increase in gains from the sale of mortgage loans. These increases were partially offset by a decline of $67 thousand, or 20.4%, in service charges on deposit accounts primarily due to a decline in overdraft charges as the COVID-19 pandemic dramatically impacted consumer spending.

Other expenses increased by $312 thousand, or 7.5%, for the three-month period ended June 30, 2020 compared to the same prior year period. Other expenses include a full quarter of expenses associated with the three new office locations and additional staff gained as a result of the merger with Peoples.

Year-to-Date Operating Results Overview

Net interest income for the twelve months ended June 30, 2020 increased by $4.1 million compared to the same period last year, with interest income increasing by $4.8 million and interest expense increasing by $0.7 million. The increase in interest income was primarily the result of a $101.2 million increase in average interest-earning assets from the 2019 fiscal year. The increase in average interest-earning assets was primarily a result of the addition of PPP loans, from the merger with Peoples and from organic growth. The net interest margin was 3.72% for the 2020 fiscal year and 3.62% for the 2019 fiscal year. Consumers’ yield on average interest-earning assets was 4.37% for the current fiscal year compared with 4.26% for the prior fiscal year. Consumers’ cost of funds increased to 0.91% for the current fiscal year from 0.89% for the prior fiscal year.

The provision for loan losses increased by $2.4 million to $2.0 million for the 2020 fiscal year compared with a negative provision for loan loss expense of $440 thousand for the same prior year period. The provision for loan loss expense increased in the fourth quarter of fiscal year 2020 primarily due to the deterioration in the economic environment as a result of the impact of COVID-19 and higher loan balances from organic loan growth.

Other income increased by $435 thousand, or 10.2%, for the twelve-month period ended June 30, 2020 compared to the same prior year period. Other income in the 2020 fiscal year included a $355 thousand gain on sale of securities compared to a gain of $561 thousand for the prior year. Other income in the 2020 fiscal year also includes $324 thousand of income recognized as a result of proceeds received from a bank owned life insurance policy claim, as well as, increases in debit card interchange income, deposit account service charges, and gains from the sale of mortgage loans.

Other expenses increased by $2.3 million, or 14.5%, for the twelve-month period ended June 30, 2020 compared to the same prior year period. Other expenses include $827 thousand of merger related expenses. In addition, the 2020 fiscal year includes six months of expenses associated with the three new office locations and additional staff gained as a result of the merger with Peoples.

Consumers provides a complete range of banking and other investment services to businesses and clients through its eighteen full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. The COVID-19 pandemic is adversely affecting us, our customers, employees, and third-party service providers, and the ultimate extent of the impact on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; pricing and liquidity pressures that may result; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; unanticipated difficulties or expenditures relating to the merger; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; any failure to meet expected cost savings, synergies and other financial and strategic benefits in connection with the merger within anticipated time frames or at all; the response of customers, suppliers and business partners to the merger; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here is, and the Risk Factors starting on page 16 of the registration statement on Form S-4/A filed with the SEC on September 4, 2019 related to the merger of Consumers/Peoples, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Twelve Month Period Ended
Consolidated Statements of Income	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total interest income	$7,205	$5,468	$25,305	$20,545
Total interest expense	792	994	3,821	3,156
Net interest income	6,413	4,474	21,484	17,389
Provision for loan losses	1,220	115	1,980	(440)
Other income	1,102	969	4,703	4,268
Other expenses	4,454	4,142	17,768	15,518
Income before income taxes	1,841	1,186	6,439	6,579
Income tax expense	275	177	912	1,013
Net income	$1,566	$1,009	$5,527	$5,566
Basic and diluted earnings per share	$0.52	$0.37	$1.92	$2.04

Consolidated Statements of Financial Condition	June 30, 2020	June 30, 2019
Assets
Cash and cash equivalents	$9,659	$9,461
Certificates of deposit in other financial institutions	11,635	1,983
Securities, available-for-sale	143,918	144,010
Securities, held-to-maturity	3,541	3,786
Federal bank and other restricted stocks, at cost	2,472	1,723
Loans held for sale	3,507	1,657
Total loans	542,861	369,175
Less: allowance for loan losses	5,678	3,788
Net loans	537,183	365,387
Other assets	28,905	25,929
Total assets	$740,820	$553,936
Liabilities and Shareholders’ Equity
Deposits	$633,355	$472,174
Other interest-bearing liabilities	38,104	26,386
Other liabilities	6,121	4,210
Total liabilities	677,580	502,770
Shareholders’ equity	63,240	51,166
Total liabilities and shareholders’ equity	$740,820	$553,936

	At or For the Twelve-Month Periods Ended
Performance Ratios:	June 30, 2020	June 30, 2019
Return on Average Assets	0.89%	1.07%
Return on Average Equity	9.67	11.96
Average Equity to Average Assets	9.19	8.96
Net Interest Margin (Fully Tax Equivalent)	3.72	3.62

Market Data:
Book Value per Common Share	$20.97	$18.72
Dividends Paid per Common Share (YTD)	$0.54	$0.52
Period End Common Shares	3,015,578	2,733,845

Asset Quality:
Net Charge-offs (Recovery) to Total Loans	0.02%	(0.22)%
Non-performing Assets to Total Assets	0.17	0.14
ALLL to Total Loans	1.05	1.03